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                                                                    Exhibit 15.1


To Camco International Inc.:


We are aware that Camco International Inc. has incorporated by reference in its Registration Statements No. 33-78666, No.33-78668, No. 333-09299, No. 333-14817,
No. 333-18129, No. 333-27041 and No. 333-29065 on its Form 10-Q for the quarter ended September 30, 1997, which includes our report dated October 21, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


ARTHUR ANDERSEN LLP

Houston, Texas
October 21, 1997

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